Exhibit 99.1

NuStar Energy L.P. Reports Record Fourth Quarter 2010

Distributable Cash Flow and EBITDA

2010 Full Year Results Top Consensus Estimates

Internal Growth Projects Expected to Lead to Improved Results in 2011

SAN ANTONIO, January 31, 2011 – NuStar Energy L.P. (NYSE: NS) today announced its highest ever fourth quarter distributable cash flow available to limited partners of $66.7 million, or $1.03 per unit, compared to 2009 fourth quarter distributable cash flow of $57.0 million, or $0.99 per unit. For the year ended December 31, 2010, distributable cash flow available to limited partners was $280.7 million, or $4.43 per unit, compared to $311.4 million, or $5.66 per unit in 2009.

Fourth quarter earnings before interest, taxes, depreciation and amortization (EBITDA) were $113.6 million, also the highest ever for the fourth quarter, and exceeded fourth quarter 2009 EBITDA of $91.9 million. For the year ended December 31, 2010, EBITDA was $482.8 million compared to $460.5 million in 2009.

NuStar Energy L.P. reported fourth quarter net income applicable to limited partners of $41.9 million, or $0.65 per unit, compared to $28.8 million, or $0.50 per unit, earned in the fourth quarter of 2009. For the year ended December 31, 2010, net income applicable to limited partners was $200.9 million, or $3.19 per unit, compared to $191.7 million, or $3.47 per unit in 2009.

The partnership also announced that its board of directors has declared a fourth quarter 2010 distribution of $1.075 per unit. The fourth quarter 2010 distribution will be paid on February 14, 2011, to holders of record as of February 8, 2011. For 2010, NuStar Energy L.P. declared a distribution of $4.28 per unit, which was $0.035 per unit or approximately 1% higher than the $4.245 per unit distribution declared in 2009. Distributable cash flow available to limited partners covers the distribution to the limited partners by 0.96 times for the fourth quarter of 2010 and 1.04 times for the year ended December 31, 2010.

“Our record fourth quarter 2010 distributable cash flow and EBITDA were primarily the result of strong performances in our storage segment and asphalt and fuels marketing segments,” said Curt Anastasio, Chief Executive Officer and President of NuStar Energy L.P. and NuStar GP Holdings, LLC. “Increased storage rates at some of our terminal facilities in the storage segment and strong results in our asphalt, heavy fuels and bunker fuels operations within the asphalt and fuels marketing segment contributed to our record fourth quarter.”

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“In addition, all three of our business segments generated higher operating income and EBITDA for the year ended December 31, 2010 when compared to 2009,” said Anastasio. “Increased throughputs, excluding the effect of the second quarter 2009 sale of the Ardmore-Wynnewood pipeline in Oklahoma and the Trans-Texas pipeline, and higher-year-over year pipeline tariffs contributed to improved transportation segment results. Storage segment results benefited from the completion of some internal growth projects, increased storage rates at some of our terminal facilities and the May 2010 Mobile County, Alabama storage terminal acquisition.”

Anastasio added, “Increasing our marketing presence in our heavy fuels and bunker fuels operations contributed to improved 2010 results in the asphalt and fuels marketing segment. Revenue enhancement initiatives implemented by asphalt refining and marketing operations personnel also contributed to the segment’s improved performance.”

First Quarter 2011 Outlook

“For the first quarter of 2011, we are projecting total EBITDA to be in the range of $80 to $100 million. Our storage segment EBITDA is expected to be $5 to $10 million higher than last year’s first quarter due primarily to the incremental EBITDA generated by the May 2010 Mobile County, Alabama storage terminal acquisition and the internal growth project completed at our St. Eustatius terminal facility in 2010. EBITDA in our transportation and asphalt and fuels marketing segments should be comparable to the first quarter of 2010,” said Anastasio.

Full-Year 2011 Outlook

Commenting on the full-year outlook for the fee-based storage and transportation business segments, Anastasio said, “We expect incremental EBITDA in our storage segment to be $30 to $40 million higher than 2010. EBITDA from internal growth projects completed at our St. James, LA and St. Eustatius terminal facilities in 2010 and 2011 should be the major contributors to the increases in storage segment EBITDA. We expect EBITDA in our transportation segment to be $5 to $10 million lower due to reduced throughputs caused by the refinery turnaround activity of our customers and changing market conditions.”

In regard to the margin-based asphalt and fuels marketing segment, Anastasio added, “We expect slightly improving asphalt margins in 2011 as well as improved earnings in our fuels marketing operations to cause EBITDA in this segment to be higher than the $111 million of EBITDA earned in 2010.”

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A conference call with management is scheduled for 3:00 p.m. ET (2:00 p.m. CT) today, January 31, 2011, to discuss the financial and operational results for the fourth quarter of 2010. Investors interested in listening to the presentation may call 800/622-7620, passcode 33425793. International callers may access the presentation by dialing 706/645-0327, passcode 33425793. The company intends to have a playback available following the presentation, which may be accessed by calling 800/642-1687, passcode 33425793. A live broadcast of the conference call will also be available on the company’s Web site at www.nustarenergy.com.

NuStar Energy L.P. is a publicly traded, limited partnership based in San Antonio, with 8,417 miles of pipeline; 88 terminal and storage facilities that store and distribute crude oil, refined products and specialty liquids; and two asphalt refineries with a combined throughput capacity of 104,000 barrels per day. The partnership’s combined system has over 93 million barrels of storage capacity. One of the largest asphalt refiners and marketers in the U.S. and the second largest independent liquids terminal operator in the nation, NuStar has operations in the United States, Canada, Mexico, the Netherlands and the United Kingdom. For more information, visit NuStar Energy L.P.’s Web site at www.nustarenergy.com.

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of NuStar’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of NuStar’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals and corporations, as applicable. Nominees, and not NuStar, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding future events. All forward-looking statements are based on the partnership and company’s beliefs as well as assumptions made by and information currently available to the partnership and company. These statements reflect the partnership and company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P. and NuStar GP Holdings, LLC’s 2009 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission.

NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information

(Unaudited, Thousands of Dollars, Except Unit Data and Per Unit Data)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Statement of Income Data:
Revenues:
Services revenues	$205,542	$196,216	$791,314	$745,349
Product sales	988,670	786,562	3,611,747	3,110,522

Total revenues	1,194,212	982,778	4,403,061	3,855,871

Costs and expenses:
Cost of product sales	927,678	744,663	3,350,429	2,883,187
Operating expenses	123,004	126,875	486,032	458,892
General and administrative expenses	33,917	27,204	110,241	94,733
Depreciation and amortization expense	39,149	37,420	153,802	145,743

Total costs and expenses	1,123,748	936,162	4,100,504	3,582,555

Operating income	70,464	46,616	302,557	273,316
Equity in earnings of joint venture	2,929	1,917	10,500	9,615
Interest expense, net	(20,221)	(18,858)	(78,280)	(79,384)
Other income, net	1,052	5,976	15,934	31,859

Income before income tax expense (benefit)	54,224	35,651	250,711	235,406
Income tax expense (benefit)	2,689	(1,694)	11,741	10,531

Net income	$51,535	$37,345	$238,970	$224,875

Net income applicable to limited partners	$41,936	$28,800	$200,886	$191,665

Net income per unit applicable to limited partners:	$0.65	$0.50	$3.19	$3.47

Weighted average limited partner units outstanding	64,610,549	57,523,049	62,946,987	55,232,467

EBITDA (Note 1)	$113,594	$91,929	$482,793	$460,533

Distributable cash flow (Note 1)	$76,854	$66,218	$320,226	$345,510

	December 31, 2010	December 31, 2009
Balance Sheet Data:
Debt, including current portion (a)	$2,137,080	$1,849,763
Partners’ equity (b)	2,702,700	2,484,968
Debt-to-capitalization ratio (a) / ((a)+(b))	44.2%	42.7%

NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information - Continued

(Unaudited, Thousands of Dollars, Except Barrel Data)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Segment Data:
Storage:
Throughput (barrels/day)	677,736	667,655	669,435	667,169
Throughput revenues	$19,520	$18,705	$75,605	$78,353
Storage lease revenues	113,740	108,519	444,233	409,219

Total revenues	133,260	127,224	519,838	487,572
Operating expenses	65,634	68,645	263,820	245,439
Depreciation and amortization expense	20,067	18,416	77,071	70,888

Segment operating income	$47,559	$40,163	$178,947	$171,245

Transportation:
Refined products pipelines throughput (barrels/day)	531,626	566,694	529,946	573,778
Crude oil pipelines throughput (barrels/day)	342,417	357,392	371,726	351,888

Total throughput (barrels/day)	874,043	924,086	901,672	925,666
Revenues	$83,255	$80,919	$316,072	$302,070
Operating expenses	28,100	28,817	116,884	111,673
Depreciation and amortization expense	12,588	12,627	50,617	50,528

Segment operating income	$42,567	$39,475	$148,571	$139,869

Asphalt and fuels marketing:
Product sales	$989,896	$786,562	$3,615,890	$3,110,522
Cost of product sales	933,151	749,007	3,371,854	2,899,457

Gross margin	56,745	37,555	244,036	211,065
Operating expenses	35,994	37,297	132,918	130,973
Depreciation and amortization expense	5,003	4,927	20,257	19,463

Segment operating income	$15,748	$(4,669)	$90,861	$60,629

Consolidation and intersegment eliminations:
Revenues	$(12,199)	$(11,927)	$(48,739)	$(44,293)
Cost of product sales	(5,473)	(4,344)	(21,425)	(16,270)
Operating expenses	(6,724)	(7,884)	(27,590)	(29,193)

Total	$(2)	$301	$276	$1,170

Consolidated Information:
Revenues	$1,194,212	$982,778	$4,403,061	$3,855,871
Cost of product sales	927,678	744,663	3,350,429	2,883,187
Operating expenses	123,004	126,875	486,032	458,892
Depreciation and amortization expense	37,658	35,970	147,945	140,879

Segment operating income	105,872	75,270	418,655	372,913
General and administrative expenses	33,917	27,204	110,241	94,733
Other depreciation and amortization expense	1,491	1,450	5,857	4,864

Consolidated operating income	$70,464	$46,616	$302,557	$273,316

NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information - Continued

(Unaudited, Thousands of Dollars, Except Per Unit Data)

Notes:

1.	NuStar Energy L.P. utilizes two financial measures, EBITDA and distributable cash flow, which are not defined in United States generally accepted accounting principles. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare partnership performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the partnership’s assets and the cash that the business is generating. Neither EBITDA nor distributable cash flow are intended to represent cash flows for the period, nor are they presented as an alternative to net income. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of net income to EBITDA and distributable cash flow:

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Net income	$51,535	$37,345	$238,970	$224,875
Plus interest expense, net	20,221	18,858	78,280	79,384
Plus income tax expense (benefit)	2,689	(1,694)	11,741	10,531
Plus depreciation and amortization expense	39,149	37,420	153,802	145,743

EBITDA	113,594	91,929	482,793	460,533
Less equity earnings from joint ventures	(2,929)	(1,917)	(10,500)	(9,615)
Less interest expense, net	(20,221)	(18,858)	(78,280)	(79,384)
Less reliability capital expenditures	(15,704)	(12,248)	(54,031)	(45,163)
Less income tax (expense) benefit	(2,689)	1,694	(11,741)	(10,531)
Plus distributions from joint venture	2,125	2,950	9,625	9,700
Mark-to-market impact on hedge transactions (a)	2,678	2,668	(17,640)	19,970

Distributable cash flow	76,854	66,218	320,226	345,510

General partner’s interest in distributable cash flow	(10,160)	(9,266)	(39,531)	(34,142)

Limited partners’ interest in distributable cash flow	$66,694	$56,952	$280,695	$311,368

Distributable cash flow per limited partner unit	$1.03	$0.99	$4.43	$5.66

(a)	Distributable cash flow excludes the impact of unrealized mark-to-market gains and losses which arise from valuing certain derivative contracts that hedge a portion of our inventory but do not qualify for hedge accounting treatment. The gain or loss associated with these contracts is realized in distributable cash flow when the contracts are settled.